UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 29, 2014

OBJ Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-166064 (Commission File Number)	27-1070374 (IRS Employer Identification No.)

1707 Post Oak Blvd. Suite 215
Houston, TX 77056
(Address of principal executive offices) (Zip Code)

(832) 900-9366
(Registrant’s telephone number)

677 N. Washington Blvd.
Sarasota, FL 34236
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2014, OBJE issued and received full consideration for a 7% Series A Convertible Note (“Note”) in the amount of $150,000 USD to Great Outdoors, LLC (“GO”).  The Note is convertible at the option of GO into shares of common stock of OBJE (the “Common Stock”), and at GO’s (or any subsequent holder’s) option, accrued interest, on the earlier of (i) May 1, 2015 (the “Maturity Date”) or (ii) any Change of Control Transaction (as described below), at a conversion price of $0.05 per share of Common Stock, subject to certain restrictions defined in the Note.  A Change of Control Transaction is defined as (a) any sale of equity securities or securities convertible into equity securities of the Company in an amount greater than $150,000; (b) the removal or demotion of Paul C. Watson from his current positions of President and Chief Executive Officer of the Company or the removal or demotion of any director or corporate officer appointed by Paul C. Watson without the express written approval of such removal or demotion by Paul C. Watson, (c) any merger, consolidation, statutory share exchange or acquisition transaction involving the Company or any material subsidiary of the Company; (d) any sale of substantially all of the assets of the Company or any material subsidiary of the Company; or (e) any similar transaction involving the issuance, cancellation or restructuring of equity securities of the Company unless, following the completion of such transaction, the then existing shareholders of Company own or control, directly or indirectly, at least 50% of the voting power or liquidation rights of Company or the successor of such merger, consolidation or statutory share exchange.

Item 8.01 Other Events

On April 29, 2014, OBJE relocated its principal executive office from 677 N. Washington Blvd. Sarasota, Florida 34236 to 1707 Post Oak Blvd. Suite 215, Houston, TX 77056.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBJ Enterprises, Inc.

Dated: May 6, 2014	By:	/s/ Paul Watson
Paul Watson
CEO